UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/X/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Northwest Airlines Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
Filed pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934

Northwest Airlines Corporation (the "Company") has filed the attached letter sent to [Barclays Global Investors, N.A.] [Note: confirm] one of the Company's shareholders, on April 21, 2004 because it may be deemed to be additional soliciting material in connection with the Company's 2004 annual meeting proxy statement. This filing, however, does not constitute an admission by the Company that the attached letter should be considered additional soliciting material. The material contained below must be read in conjunction with the definitive proxy materials filed with the Commission on March 30, 2004 and previously provided to the Company's stockholders.

Northwest Airlines, Inc. 2700 Lone Oak Pkwy., Dept. A1040 Eagan, MN 55121-1534	Tel. 612-726-2334 Fax. 612-726-2800

Gary L. Wilson
Chairman

April 21, 2004

Ms. Linda S. Selbach
Principal
Global Corporate Governance and Proxy Manager
Barclays Global Investors, N.A.
45 Fremont Street
San Francisco, CA 94105

Dear Ms. Selbach:

        On behalf of the Board of Directors of Northwest Airlines, I am asking you to join us in voting against the shareholder proposal to rescind the poison pill. As we have discussed, the reasons are clearly stated in the Company's proxy statement.

        I appreciate your agreeing to pass this communication on to the rest of the Proxy Committee. I am available to answer any questions they may have.

Sincerely,

Gary L. Wilson
Chairman

Attach.